Exhibit 99.1
Aether Issues Clarification Regarding Registration Statement Filing and Announces NexGen Technologies 10b5-1 Plan
New York, NY — September 21, 2006 (Business Wire): Aether Holdings, Inc. (the “Company”) (Nasdaq: AETH) stated that in response to inquiries from its investors it wanted to clarify certain matters with respect to the Registration Statement on Form S-3 it filed with the Securities and Exchange Commission (“SEC”) on Friday, September 15, 2006.
As previously disclosed in Form 8-K filed on June 7, 2006, the Company entered into a registration rights agreement with the former security holders of UCC Capital Corporation (“UCC”), including Robert D’Loren who now serves as the Company’s CEO and President. This registration rights agreement requires the registration of 2.5 million shares of the Company’s common stock that were issued to the owners of UCC on June 6 as initial consideration pursuant to the merger. In addition, the registration rights agreement also required the registration of warrants issued to Mr. D’Loren upon his hiring to purchase 125,000 shares of the Company’s common stock and to Jefferies & Company, Inc. to purchase 440,000 shares of the Company’s common stock as payment for acting as an advisor in connection with the UCC acquisition. Mr. D’Loren’s warrants vest on each of the first three anniversaries of the UCC acquisition. The Jefferies & Company warrant vested on June 6, 2006.
The registration rights agreement states that so long as he remains Chief Executive Officer of the Company, Mr. D’Loren will not sell any shares of Company common stock until 6 months following the UCC acquisition and for a period of six months thereafter, will not sell more then one-third of his shares, other than pursuant to a 10b5-1 plan.
Mr. D’Loren further stated that he, D’Loren Realty, LLC and the D’Loren family trust have no intention of selling any shares in the near future.
Also, on September 21, 2006, NexGen Technologies, L.L.C., a limited liability company controlled by David S. Oros, the Chairman of the Board of Aether Holdings, Inc., entered into a Rule 10b5-1 trading plan (the “Plan”) with a broker, in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Mr. Oros entered into the Plan as part of his overall financial planning strategy. The Plan specifies that an aggregate of 1.35 million shares of Company stock may be sold periodically, subject to the terms and conditions of the Plan between October 2, 2006 and April 30, 2007. All shares under the Plan will be sold in a manner so as to minimize any potential impact on the market for the Company’s stock. Pursuant to the terms of the Plan, NexGen and Mr. Oros will have no further control over the timing of stock sales under the Plan. Sales made pursuant to the Plan will be disclosed publicly through Form 4 and Form 144 filings with the SEC, as well as in amendments to the Schedule 13D filed by NexGen and Mr. Oros with the SEC.

If all shares subject to the Plan are sold, Mr. Oros would continue to beneficially own, directly and indirectly, 3,287,576 shares, or approximately 6.9% of the outstanding shares of the Company’s common stock.
Rule 10b5-1 permits an insider to implement a written prearranged trading plan entered into at a time when the insider is not aware of any material nonpublic information about the Company and allows the insider to trade on a one-time or regularly scheduled basis regardless of any material nonpublic information about the Company thereafter received by the insider.
For more information please contact:
Investor Relations:
David Meister
Aether Holdings, Inc.
(212) 277-1100
investor_relations@aetherholdings.com